Exhibit 99.1

ORBCOMM ANNOUNCES SECOND QUARTER 2011 RESULTS

- Completed Acquisition of StarTrak -
- Total Revenues Increased 38% -
 - Surpassed 600,000 Total Subscribers –
- Generated Adjusted EBITDA of $2.5 Million, Exclusive of Acquisition-Related Costs –

Fort Lee, NJ, August 9, 2011 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the second quarter ended June 30, 2011.

The following financial highlights are in thousands of dollars, except share and per share data.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Total Revenues	$10,809	$7,837	$18,692	$15,254
Service Revenues	$8,980	$7,277	$16,377	$14,159
Product Sales	$1,829	$560	$2,315	$1,095
Net Loss attributable to ORBCOMM Inc.	$(541)	$(3,296)	$(1,272)	$(4,031)
Net Loss per Common Share (diluted)	$(0.01)	$(0.08)	$(0.03)	$(0.09)
Average Shares Outstanding (diluted)	44,211,000	42,613,000	43,472,000	42,561,000
EBITDA (1) (3)	$1,081	$(2,399)	$1,612	$(1,726)
Adjusted EBITDA (2) (3)	$1,747	$1,566	$2,546	$2,816

(1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, Impairment Charge and Loss on disposition of other investment in Alanco.
(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the quarter ended June 30, 2011 were $10.8 million, an increase of 37.9% from the second quarter of 2010. The increase was attributable to growth in ORBCOMM’s satellite service revenues and revenue from StarTrak after closing the acquisition on May 16, 2011. Service Revenues for the second quarter of 2011 increased 23.4% to $9.0 million from $7.3 million in the second quarter of 2010. Product Sales increased in the second quarter to $1.8 million from $560,000 in the second quarter of 2010.

Net Loss attributable to ORBCOMM Inc. was $541,000 versus a loss of $3.3 million in the second quarter of 2010. The loss per common share in the second quarter of 2011 was $0.01 versus a loss per common share in the second quarter of 2010 of $0.08. ORBCOMM reported EBITDA of $1.1 million for the second quarter of 2011, which compares to an EBITDA loss of $2.4 million in the prior year period. Adjusted EBITDA for the current year quarter was $1.7 million versus $1.6 million in the prior year period.

At June 30, 2011, there were approximately 606,000 billable subscriber communicators, a 12.3% increase over the second quarter of 2010. Net subscriber additions during the quarter were about 17,000, comprised of over 18,000 satellite additions and a decrease of 1,000 terrestrial subscribers.

“We are pleased to have completed the StarTrak acquisition and see the business contributing to ORBCOMM’s growth strategy,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “ORBCOMM’s plan to add capabilities and services is being confirmed with the success we have seen at StarTrak.”

“Solid growth in ORBCOMM’s satellite and terrestrial service revenues contributed to the strong revenue growth reported for the second quarter of 2011. Adjusted EBITDA grew in the second quarter, and as we move beyond incurring Acquisition-related Costs, which were $778,000 in the second quarter of 2011 and $1.0 million year-to-date, that drag on Adjusted EBITDA will be removed,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “Adjusted EBITDA for the second quarter was $1.7 million, and excluding the Acquisition-related Costs, is up 61% over the prior year period to $2.5 million.”

Business Highlights

Selected recent business highlights include:

●
ORBCOMM Inc. completed the acquisition of substantially all of the assets of StarTrak Systems, LLC from Alanco Technologies, Inc. StarTrak is an innovator and leading provider of tracking, monitoring and control services for the refrigerated transport market. Under its ReeferTrak® and GenTrakTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated transport assets.

●
Novus International, Inc. (Novus), a global leader in animal nutrition and health, received the American Feed Industry Association’s (AFIA) first-ever Information Technology (IT) Innovation Award for their bulk liquid inventory management solution enabled by ORBCOMM’s satellite network. Novus pioneered a vendor-managed inventory for bulk liquid feed ingredients with the introduction of an automated remote monitoring system known as AIMS® in 1993. In 2009-10, Novus upgraded the AIMS infrastructure by incorporating ORBCOMM’s satellite communications network with Novus’s enhanced remote monitoring technology to improve inventory management throughout the bulk liquid supply chain.

●
Field Intelligence, Inc. and Controls, Inc. have partnered to provide a global monitoring solution for the diesel and natural gas engine market using ORBCOMM’s satellite communications services. Field Intelligence’s fully integrated, turnkey solution allows Controls’ customers to track engine equipment anywhere in the world and monitor engine performance, including alarm functions and maintenance alerts. This advanced telemetry product gives customers the flexibility to achieve a higher level of engine support, improving equipment utilization and efficiency for their assets worldwide.

●
Prime Inc., a refrigerated, flatbed, and tanker carrier, has begun broad deployment of StarTrak’s two-way communication reefer management system, Sentry. The initial deployment of more than 1,500 systems by year-end represents a strong partnership with a leader in refrigerated transportation.

●
Hirschbach Motor Lines Inc. has also begun deployment of StarTrak’s Sentry system. The deployment of just over 800 systems include valuable applications like Tractor ID, advanced Fuel Monitoring, and Geo-Fencing, all fully integrated to Hirschbach’s dispatch system. When the Sentry management system is fully deployed, Hirschbach will have one of the most sophisticated two-way monitored and controlled reefer fleets in North America.

●
StarTrak marked the successful first year of working together with Qualcomm and their mutual customers. Industry leading companies such as Prime Inc., CR England Inc, Navajo Transportation and Henderson Trucking are deploying the solution throughout their fleets and integrating StarTrak into their core business processes while additional companies are in pilot

Financial Results and Highlights

Revenue

Total Revenues for the second quarter of 2011 were $10.8 million, an increase of 37.9% from the second quarter of 2010. Service Revenues for the second quarter were $9.0 million, an increase of 23.4% over the prior-year’s second quarter. The increase in Service Revenues was driven by an increase in ORBCOMM’s satellite and terrestrial service revenues plus the addition of StarTrak’s business for half the quarter. These increases more than offset the interruption and decline in AIS revenue during the quarter. Product Sales increased in the second quarter of 2011 to $1.8 million from $560,000 in the second quarter of 2010 largely due to the addition of StarTrak for half of the quarter.

Billable Subscriber Communicators

As of June 30, 2011, there were approximately 606,000 billable subscriber communicators, compared to over 539,000 billable subscriber communicators as of June 30, 2010, an increase of 12.3%.

Costs and Expenses

Costs and Expenses in the second quarter of 2011 were $10.8 million, increasing 43.0% compared to the same period in 2010. ORBCOMM’s costs and expenses, exclusive of StarTrak, increased 3.1% and the remaining increase in costs can be attributed to the addition of StarTrak in the middle of the quarter as well as Acquisition-related Costs of $778,000. Cost of services, SG&A, and Product Development costs, excluding Depreciation and Amortization, was $7.3 million for the second quarter of 2011, an increase of 15.4% from the second quarter of 2010. The increase is driven by the addition of StarTrak for half the quarter.

The Company had a Loss from Operations for the second quarter ended June 30, 2011 of $40,000, versus Income from Operations in the second quarter of 2010 of $249,000. Excluding the impact of StarTrak Acquisition-related Costs, ORBCOMM would have positive Income from Operations of $738,000.

Net Loss

Net Loss for the second quarter was $541,000 versus a Net Loss of $3.3 million in the second quarter of 2010. Net Loss in the second quarter of 2010 consists of income from continuing operations of $0.2 million and loss from discontinued operations of $3.5 million. The improvements in net loss were largely driven by increases in Total Revenues.

ORBCOMM’s Net Loss per Common Share was $0.01 for the three months ended June 30, 2011 compared to Net Loss per Common Share of $0.08 for the prior year quarter. Net Loss per Common Share in the second quarter of 2010 consisted of income from continuing operations per share that was breakeven.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2011 was $1.1 million compared to the EBITDA loss of $2.4 million in the second quarter of 2010.

Adjusted EBITDA for the second quarter of 2011 totaled $1.7 million, compared to Adjusted EBITDA of $1.6 million in the second quarter of 2010. Excluding Acquisition-related Costs incurred in the second quarter of 2011, Adjusted EBITDA was $2.5 million, representing a 61% increase over the second quarter of 2010.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. See the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, Restricted Cash, and Marketable Securities as of June 30, 2011 were $82.7 million, decreasing $2.8 million from $85.5 million at March 31, 2011. The decline is attributable to $1.7 million in capital expenditures mostly attributable to our next generation satellite constellation and $1.9 million associated with the acquisition of StarTrak during the quarter. For the second quarter of 2011, ORBCOMM generated positive cash flow from operations of $993,000.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 1-877-941-0843 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9770. The conference call identification number is 4459822. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s web site at www.orbcomm.com, Click on “About Us/Investor Relations/Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4459822. The archived webcast and telephone replay will be available from approximately 12:00 PM ET on Tuesday, August 9, 2011, through 11:59 PM ET on Tuesday, August 16, 2011.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence a division of I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM’s wholly-owned subsidiary StarTrak Information Technologies, LLC is an innovator and leading provider of tracking, monitoring and control services for the refrigerated transport market. Under its ReeferTrak® and GenTrakTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated transport assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; our acquisition of the StarTrak Systems, LLC business may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System (“AIS”) business; the ability to restore commercial-level AIS service in the near term; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy, and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2010.

Contacts Investor Inquiries: Lucas Binder VP, Business Development and Investor Relations ORBCOMM Inc. 703-433-6505 binder.lucas@orbcomm.com	Media Inquiries: Jennifer Lattif Senior Account Executive The Abernathy MacGregor Group 212-371-5999 jcl@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$24,718	$17,026
Restricted cash	1,000	1,000
Marketable securities	54,788	67,902
Accounts receivable, net of allowances for doubtful accounts of $511 and $557	8,350	4,536
Inventories	2,139	172
Prepaid expenses and other current assets	1,721	1,377
Deferred income taxes	90	117
Total current assets	92,806	92,130

Satellite network and other equipment, net	73,486	71,684
Goodwill	9,099	-
Intangible assets, net	7,876	1,114
Restricted cash	2,220	3,030
Deferred income taxes	105	141
Other assets	1,383	1,092
Other investment	-	2,278

Total assets	$186,975	$171,469

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$3,272	$2,143
Accrued liabilities	6,861	6,043
Current portion of note payable	125	-
Current portion of deferred revenue	2,286	2,134
Total current liabilities	12,544	10,320
Note payable - related party	1,606	1,416
Note payable, net of current portion	3,490	-
Deferred revenue, net of current portion	1,400	1,239
Other liabilities	258	375
Total liabilities	19,298	13,350

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized;
183,550 and 0 shares issued and outstanding	1,834	-
Common stock, par value $0.001; 250,000,000 shares authorized; 45,630,194 and
42,616,950 shares issued and outstanding	46	43
Additional paid-in capital	243,260	234,125
Accumulated other comprehensive income	1,206	1,126
Accumulated deficit	(77,856)	(76,584)
Total ORBCOMM Inc. stockholders' equity	168,490	158,710
Noncontrolling interests	(813)	(591)
Total equity	167,677	158,119

Total liabilities and equity	$186,975	$171,469

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Service revenues	$8,980	$7,277	$16,377	$14,159
Product sales	1,829	560	2,315	1,095
Total revenues	10,809	7,837	18,692	15,254

Costs and expenses (1):
Costs of services	3,775	3,060	7,238	6,196
Costs of product sales	1,366	349	1,656	672
Selling, general and administrative	4,649	4,020	9,070	8,182
Product development	281	159	455	323
Acquisition-related costs	778	-	1,035	-
Total costs and expenses	10,849	7,588	19,454	15,373

Income (loss) from operations	(40)	249	(762)	(119)

Other income (expense):
Interest income	44	55	98	92
Other income (expense)	(307)	39	(206)	(81)
Interest expense	(78)	(48)	(126)	(96)
Total other income (expense)	(341)	46	(234)	(85)

Income (loss) from continuing operations before income taxes	(381)	295	(996)	(204)

Income taxes	195	-	306	-

Income (loss) from continuing operations	(576)	295	(1,302)	(204)

Loss from discontinued operations	-	(3,479)	-	(3,570)

Net loss	(576)	(3,184)	(1,302)	(3,774)

Less: Net income (loss) attributable to the noncontrolling interests	(35)	112	(30)	257

Net loss attributable to ORBCOMM Inc.	$(541)	$(3,296)	$(1,272)	$(4,031)

Net loss attributable to ORBCOMM Inc.:
Income (loss) from continuing operations	$(541)	$183	$(1,272)	$(461)
Loss from discontinued operations	-	(3,479)	-	(3,570)
Net loss attributable to ORBCOMM Inc.	$(541)	$(3,296)	$(1,272)	$(4,031)

Per share information-basic:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.03)	$(0.01)
Loss from discontinued operations	-	(0.08)	-	(0.08)
Net loss attributable to ORBCOMM Inc.	$(0.01)	$(0.08)	$(0.03)	$(0.09)

Per share information-diluted:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.03)	$(0.01)
Loss from discontinued operations	-	(0.08)	-	(0.08)
Net loss attributable to ORBCOMM Inc.	$(0.01)	$(0.08)	$(0.03)	$(0.09)

Weighted average common shares outstanding:
Basic	44,211	42,563	43,472	42,561
Diluted	44,211	42,613	43,472	42,561

(1) Stock-based compensation included in costs and expenses:
Costs of services	$25	$29	$60	$43
Selling, general and administrative	364	557	589	973
Product development	7	6	10	8
	$396	$592	$659	$1,024

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six months ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,302)	$(3,774)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Change in allowance for doubtful accounts	(46)	(232)
Depreciation and amortization	2,550	2,301
Accretion on note payable - related party	66	66
Amortization of debt discount for the 6% secured promissory note issued
in connection with the acquisition of StarTrak	3	-
Loss on dispostion of other investment in Alanco	305	-
Stock-based compensation	659	1,024
Foreign exchange (gains) losses	(10)	83
Amortization of premium on marketable securities	801	384
Deferred income taxes	65	-
Gain on settlement of vendor liabilities	-	(220)
Dividend received in common stock from other investment	(84)	-
Impairment charge-net assets held for sale	-	3,261
Changes in operating assets and liabilities:
Accounts receivable	(2,223)	(621)
Inventories	119	11
Prepaid expenses and other assets	(24)	(50)
Accounts payable and accrued liabilities	(315)	(803)
Deferred revenue	(85)	(359)
Other liabilities	(61)	-
Net cash provided by operating activities of continuing operations	418	1,071
Net cash provided by operating activities of discontinued operations	-	23
Net cash provided by operating activities	418	1,094

Cash flows from investing activities:
Capital expenditures	(3,844)	(2,655)
Purchases of marketable securities	(47,497)	(91,800)
Proceeds from maturities of marketable securities	59,810	45,070
Purchase of other investment	-	(1,356)
Acquisition of net assets of StarTrak, net of cash acquired of $321	(1,876)	-
Change in restricted cash	810	(50)
Net cash provided by (used in) investing activities	7,403	(50,791)

Cash flows from financing activities
Principal payment of note payable	(200)	-
Payment upon exercise of SARs	(24)	-
Net cash used in financing activities	(224)	-

Effect of exchange rate changes on cash and cash equivalents	95	34

Net increase (decrease) in cash and cash equivalents	7,692	(49,663)

Cash and cash equivalents:
Beginning of period	17,026	65,292

End of period	$24,718	$15,629

The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Net Income (Loss) attributable to ORBCOMM Inc.	$(541)	$(3,296)	$(1,272)	$(4,031)
Net interest (income) expense	34	(7)	28	4
Provision for income taxes	195	-	306	-
Depreciation and amortization	1,393	904	2,550	2,301
EBITDA	1,081	(2,399)	1,612	(1,726)
Stock-based compensation	396	592	659	1,024
Loss on disposition of other investment in Alanco	305	-	305	-
Impairment Charge	-	3,261	-	3,261
Noncontrolling interests	(35)	112	(30)	257
Adjusted EBITDA	$1,747	$1,566	$2,546	$2,816

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, Impairment Charge, and Loss on disposition of other investment in Alanco (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.